                                                                    EXHIBIT 6







                          EXECUTIVE SEVERANCE PAY PLAN
                      OF ABT BUILDING PRODUCTS CORPORATION


                                  INTRODUCTION

                  ABT Building Products Corporation and its subsidiaries (the "Company") hereby establishes by resolution of the Board, on January 18, 1999, and effective as of such date, the Executive Severance Pay Plan of ABT Buildings Products Corporation (the "Plan") which clarifies and defines those circumstances under which the Company shall, subject to satisfaction of certain Plan requirements and the Company's right to amend or terminate the Plan at any time, provide assistance in the form of severance pay to covered Employees in the event of Position Eliminations and Change of Control Terminations (as such terms are hereinafter defined).

                             SECTION 1. DEFINITIONS

                   1.1 "Board" means the Board of Directors of the Company.

                   1.2 "Cause" means a Covered Employee's (i) willful and repeated failure to comply with the lawful directions of the Board or (ii) any criminal act or act of dishonesty, disloyalty, misconduct or moral turpitude that is injurious to the property, operations, business or reputation of the Company.

                   1.3 "Change of Control" means (a) any person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934), other than affiliates of Kohlberg & Co., is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company then-outstanding securities, and (b) during any period of 24 consecutive months, commencing before or after the event described in clause (a) above, individuals who at the beginning of such 24-month period were directors of the Company, or persons whose election to the board of directors was approved by such individuals, cease for any reason to constitute at least a majority of the board of directors.

                  1.4 "Change of Control Terminations" means the involuntary termination of a Covered Employee's employment with the Company for any reason other than for "Cause" within one year after a Change of Control or the voluntary termination of employment by the Covered Employee within the period beginning 60 days after a Change of Control, and ending 90 days after a Change of Control.

                   1.5 "Committee" means the Compensation Committee appointed by the Board.

                   1.6 "Company" means ABT Buildings Products Corporation and its Subsidiaries.

                   1.7 "Covered Employee" means the following full-time salaried executive personnel of the Company, each having one or more full years of service. Richard E. Parker, William J. Adams, Donald B. Grimm, Joseph P. O'Neill, Dale H. Von Behren; and Thomas J. Kelly.

                   1.8 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                   1.9 "Plan" means this Executive Severance Pay Plan of ABT Building Products Corporation, as amended from time to time.

                  1.10 "Position Elimination" means a Covered Employee's involuntary termination of employment with the Company due to a job elimination or reduction in force. Position Elimination does not include a Covered Employee's termination of employment with the Company for any other reason not specifically stated above, including, but not limited to, discharge for Cause, voluntary resignation (except as provided for "Change of Control Terminations") or retirement, death or termination due to such Employee's disability or physical or mental incapacity.

                  1.11 "Release" means a written release, in form and substance satisfactory to the Committee, in its sole discretion, executed by a Covered Employee who has been granted Severance Pay, releasing and discharging the Company, its trustees, officers, employees, advisers, consultants, agents and other representatives (including, but not limited to, the members of the Committee) from and against all claims, liabilities and obligations in respect of or arising out of the Covered Employee's employment, Position Elimination or Change of Control Termination, including but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended.

                  1.12 "Salary" means the annual rate of base salary of a Covered Employee (prior to any reduction for such Covered Employee's contributions to any employee benefit, deferred compensation, retirement or other plan or arrangement maintained or administered by the Company) as in effect immediately prior to the Change of Control Termination or Position Elimination. Monthly Salary shall be determined by dividing the rate referred to in the preceding sentence by 12.

                  1.13 "Severance Pay" means the amounts, if any, payable under
Section 2 of this Plan to a Covered Employee upon a Change of Control and/or Position Elimination.

                  1.14 "Service" means an Eligible Employee's last continuous period of employment with the Company.

                  1.15 "SERP" means the Supplemental Employee Retirement Plan
#2.

                  1.16 "Year of Service" shall mean a period of 12 consecutive months of Service.

                 SECTION 2. GRANTS AND AMOUNTS OF SEVERANCE PAY

                  2.1 Upon a Covered Employee's Change of Control Termination or Position Elimination, he will receive Severance Pay equal to the following:

                           A. STOCK OPTIONS. All options or portions of options
granted by the Company under the Company's Stock Option Plan that are not vested or exercisable on the date of termination shall not be forfeited as of such date. All Covered Employee's outstanding options held shall immediately vest with the occurrence of a Change of Control Termination or a Position Elimination.

                           B. SEVERANCE PAY. Provided satisfactory performance
up to the date of termination, a Covered Employee will be paid regular monthly Salary for a period of eighteen months commencing on the date of the Change of Control Termination or Position Elimination.

                           C. BONUS. A Covered Employee will receive a pro-rata
payment (through the date of Change of Control Termination or Position Elimination) of his bonus entitlement for the current year, to be paid in the following January and another bonus payment equaling the average of the prior three years, to be paid at the end of 18 months.

                           D. VACATION PAY. Covered Employees will receive pay
for all vacation to which they were entitled as of their last anniversary date of Service but have not taken, plus prorated vacation from their last anniversary date of Service to the date of Change of Control Termination or Position Elimination.

                           E. MEDICAL/DENTAL INSURANCE. Medical/dental insurance
coverage for the Covered Employee and his eligible dependents is to be continued (the plan in effect at the location at the date of the Change of Control Termination or Position Elimination). The Company will pay it's normal share of the coverage rate for a period of eighteen months or until such time as the Covered Employee is covered by the medical/dental insurance of another employer, whichever occurs first. Covered Employees may continue their medical/dental insurance through COBRA for up to an additional eighteen months by paying the required premiums monthly in advance to the Company, as provided by and subject to COBRA.

                           F. LIFE INSURANCE. The amount of basic life insurance
coverage in effect at the time of separation will be continued for a period of eighteen months or until such time as a Covered Employee is eligible for coverage by the life insurance of another employer, whichever occurs first.

                           G. JOB SEARCH. The Company will reimburse for out-of-
pocket expenses incurred on a job search (up to $2,000); or if the Covered Employee elects to use the services of an outplacement counseling firm, the Company will pay the outplacement firm's fee (up to $6,000). Expense reports for the above should be sent directly to the Director of Human Resources or the outplacement firm should send a bill for up to $6,000 directly to the Director of Human Resources.

                           H. PENSION. Benefits accrued through the termination
date are vested as provided under the applicable "Qualified Retirement Plan" documents.

                           I. SERP. Covered Employees shall receive compensation
credit for the Severance Pay provided under this Plan and Service credit for the 18 month period of payments under this Plan.

                           J. UNEMPLOYMENT COMPENSATION. The Company will not
apply Severance Pay or vacation pay to a specific time for unemployment compensation purposes. Thus, the Company will not contest an unemployment compensation claim a Covered Employee files after your last day of employment with the Company.

                           K. LEASED VEHICLES. The Covered Employee shall
continue to use the assigned Company leased vehicle at Company expense for a period of 12 months. All operating expenses associated with the vehicle will be covered by the Company. At the end of that period, the Covered Employee shall have the right to purchase the vehicle for the remaining liability of the lease contract.

                  2.2 Notwithstanding anything to the contrary in this Plan, under no circumstances may the Covered Employee receive any Severance Pay under the terms of this Plan unless the Committee has received from such Covered Employee an executed Release that has remained unrevoked for at least eight (8) days.

                      SECTION 3. ADMINISTRATION OF THE PLAN

                  3.1 The Committee shall be the plan administrator, and shall have such rights, powers and authorities commensurate with such position.

                  3.2 The Company shall indemnify any individual who is a trustee, officer, employee, adviser, consultant, agent or other representative of the Company (including, but not limited to, the members of the Committee), and his or her heirs and legal representatives, against all liability and expense, including reasonable counsel fees and expenses, amounts paid in settlement and amounts of judgments, fines, or penalties, incurred or imposed upon him or her in connection with any claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, in connection with his or her duties with respect to the administration of this Plan, provided that such act or omission does not constitute gross negligence or willful misconduct.

                            SECTION 4. MISCELLANEOUS

                  4.1 The Board reserves the right to modify, amend, or terminate the Plan at any time prior to a Change of Control. Subsequent to a Change of Control, the Plan may not be modified, amended or terminated in a manner which would impair or reduce the rights of any Covered Employee. All modifications of or amendments to the Plan shall be in writing.

                  4.2 Neither the establishment of the Plan nor any designation or award of Severance Pay hereunder shall be held or construed to confer upon any person any legal right to continued employment with the Company. The Company expressly reserves the right to discharge any employee whenever the interest of the Company, in its sole judgment, may so require, without any liability on the part of the Company, its trustees, officers, employees, advisers, consultants, agents or other representatives (including, but not limited to, the members of the Committee), or their respective heirs and legal representatives.

                  4.3 Benefits payable under the Plan shall be subject to federal and state income tax and social security tax withholdings and any other withholdings mandated by law and shall be paid out of the general assets of the Company, and are not required to be funded in any manner, although the Company in its discretion may set aside amounts in respect of, or fund, benefits payable hereunder. Benefits payable to a Covered Employee will represent an unsecured claim by such Covered Employee against the general assets of the Company.

                  4.4 Except to the extent required by law, benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, levy, attachment, or other legal process or encumbrance by the Covered Employee and any attempt to do so shall be void.

                  4.5 SETTLEMENT OF DISPUTES; ARBITRATION. If there has been a Change of Control and any dispute arises between the Covered Employee and the Company as to the validity, enforceability and/or interpretation of any right or benefit afforded by this Plan, at the Covered Employee's option, any other agreement or policy notwithstanding, such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever.

                  The Company shall pay the cost of any arbitration proceedings under this Plan. In the event the Covered Employee brings a claim or is required to defend in any legal action or other proceeding the validity or enforceability of any right or benefit afforded by this Plan, the Company will pay any and all actual legal fees and expenses incurred by the Covered Employee regardless of the outcome of such action.

                  4.6 This Plan shall be interpreted and applied in accordance with the laws of the State of New York (without reference to the rules relating to conflicts of laws), except to the extent superseded by applicable federal law.
                  4.7 This Plan replaces and supercedes any other severance policy, plan or arrangement in effect prior to the date listed above with respect to the Covered Employees.

                          Executive Severance Pay Plan
                      OF ABT BUILDING PRODUCTS CORPORATION


                                     RELEASE

                                  Introduction

                  Various federal, state and local laws and regulations prohibit employment discrimination based upon, among other things, age, sex, race, color, national origin, religion, disability and/or veteran status. These anti-discrimination laws and regulations are enforced through the United States Equal Employment Opportunity Commission, the United States Department of Labor, and various state and local fair employment practices agencies. Other laws and regulations prohibit employers from terminating employees tortiously or wrongfully, in breach of express or implied covenants of good faith and fair dealing, in violation of public policy, or in such a manner as to negligently or intentionally inflict emotional distress. In other situations, employees may have claims against an employer for fraud, misrepresentation or defamation.

                  Eligibility for severance pay under the terms outlined in the Executive Severance Pay Plan of ABT Building Products Corporation (the "Plan") is contingent upon your signature and delivery of this Release to ABT Building Products Corporation (the "Company"). IF YOU DO NOT SIGN THE RELEASE (OR IF YOU SUBSEQUENTLY REVOKE THE RELEASE), YOU WILL NOT BE ENTITLED TO ANY SEVERANCE PAY AWARDED UNDER THE PLAN AND WILL HAVE NO RIGHT TO ANY SEVERANCE PAY AWARDED UNDER THE PLAN. If you breach the terms of your Release, the Company will be entitled to the return of any

Severance Pay you have received and to reimbursement by you of any counsel fees and expenses incurred by the Company in enforcing such right of return.

                  Under the terms of this Release, you waive any rights to bring claims against the Company, its trustees, officers, employees, advisers, consultants, agents and other representatives (including, but not limited to, the members of the Committee) with respect to employment or other work with the Company and other matters, except as specifically and expressly allowed by this Release. This is a legally binding document. DO NOT SIGN THIS RELEASE UNLESS YOU THOROUGHLY UNDERSTAND IT.

                                     Release

                  Under the Executive Severance Pay Plan of ABT Building Products Corporation, in exchange for the severance pay of $______ (less the amount necessary to satisfy applicable withholding requirements (the "Severance Amount")), I hereby acknowledge that my employment with the Company has terminated as of ______________*/ and hereby release the Company and all its past and/or present trustees, officers, employees, advisers, consultants, agents and other representatives (including, but not limited to, the members of the Committee), successors and assigns, in their individual and/or representative capacities (hereinafter together with the Company collectively referred to as "Company Releasees"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever

----------------------

*/ If no date is inserted, the date of your execution of this Release shall be deemed to be the date of termination of employment.

("Claims") that I or my heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company Releasees, whether known or unknown to me, by reason of my employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that I have signed this Release other than a Claim that the Company has failed to pay me severance pay in the amount equal to the Severance Amount as awarded pursuant to the Plan. Such released Claims include, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, as well as any and all Claims under state contract or tort law.

                  I understand that except as provided in Section 2 of the Plan, my receipt of the Severance Pay will in no way affect any receipt of the pension, vacation, health care or other benefits to which I am entitled as of my termination date under any plans, policies or arrangements of the Company in which I am a participant or in respect of which I am a beneficiary.

                  I understand and agree that I must not disclose the terms of this Release to anyone other than my spouse, my legal counsel and accountants to the extent necessary in order to obtain professional advice, that I must immediately inform my spouse, legal counsel and accountants that they are also prohibited from disclosing the terms of the Release, and that I must not make any derogatory allegations about the

Company Releasees. I further agree to return to the Company any property of the Company Releasees that I may have, no matter where located, and not to keep any copies or portions thereof.

                  I represent that I have not filed, and will not hereafter file, any Claim against the Company Releasees relating to my employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that I have signed this Release, other than a Claim that the Company has failed to pay me severance pay in the amount equal to the Severance Amount as awarded pursuant to the Plan.

                  I understand and agree that if I am made a member of a class in any proceeding relating to a Claim against any Company Releasee, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an "opt-out" form presented to me either by the court in which such proceeding is pending or by counsel for any Company Releasee who is made a defendant in any such proceeding.

                  I understand and agree that if I commence, continue, join in, or in any other manner attempt to assert any Claim released herein against the Company Releasees, or otherwise violate the terms of this Release, the Company shall have a right to the return of all Severance Pay paid me by the Company (together with interest thereon), and I shall reimburse the Company for all counsel fees and expenses incurred by it in defending against such a Claim, provided that this right of return of such Severance Pay is without prejudice to the Company's other rights hereunder, including any waiver and release of any and all Claims against the Company.

                  I understand and agree that the Company's payment of Severance Pay to me and my signing of this Release do not in any way indicate that I have any viable Claims against the Company Releasees or that the Company Releasees admit any liability to me whatsoever.

                  I have read this Release carefully, have been given at least twenty-one (21) days to consider all its terms, have been advised to consult an attorney and any other advisors of my choice, and fully understand that by signing below I am giving up any right which I may have to sue or bring any other Claims against the Company Releasees. I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all its terms voluntarily.

                  I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to accept the severance pay except for those set forth in this Release. I understand that if I wish, I can consider this Release for at least twenty-one (21) days before I decide whether to sign it.

                  I understand and agree that this Release will be governed by New York law. I also agree and understand if one or more of these provisions is found to be invalid, illegal or unenforceable, that will not affect any other provisions of this Release.

                  I understand that I have seven (7) days from the date I have signed this Release below to revoke this Release, that this Release will not become effective until the eighth (8th) day following the date that I have signed this Release, and that the

Company will have no obligation to pay me the severance pay set forth in this Release unless and until this Release becomes effective.

------------                                         --------------------------
Date                                                 Employee's Signature